Exhibit 5.2

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York 10036-6522
Tel: (212) 735-3000
Fax: (212) 735-2000

June 5, 2014

The Dayton Power and Light Company
1065 Woodman Drive
Dayton, Ohio 45432

Re:      The Dayton Power and Light Company — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to The Dayton Power and Light Company, an Ohio corporation (the “Company”), in connection with the public offering of up to $445 million aggregate principal amount of the Company’s First Mortgage Bonds, 1.875% Series Due 2016 (the “Exchange Notes”), to be issued and authenticated pursuant to the Indenture (as defined below). Pursuant to an exchange offer (the “Exchange Offer”) registered under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Notes are to be issued in exchange for a like principal amount of the outstanding First Mortgage Bonds, 1.875% Series Due 2016 of the Company (the “Original Notes”), under the 1935 Indenture (as defined below), as amended and supplemented by the Prior Supplemental Indentures (as defined below) and as further supplemented by the Forty-seventh Supplemental Indenture, dated as of September 1, 2013 (the “Supplemental Indenture” and, together with the Base Indenture (as defined below), the “Indenture”), by and between the Company and The Bank of New York Mellon (formerly The Bank of New York (formerly Irving Trust Company)), as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of September 19, 2013, by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the initial purchasers named therein (the “Registration Rights Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(i) the Registration Statement on Form S-4 of the Company relating to the Exchange Notes filed with the Securities and Exchange Commission (the “Commission”) on April 16, 2014 under the Securities Act, and Pre-Effective Amendment No. 1 thereto (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(ii) an executed copy of the Supplemental Indenture;

(iii) an executed copy of the First and Refunding Mortgage, dated as of October 1, 1935, between the Company and the Trustee (the “1935 Indenture”);

The Dayton Power and Light Company

June 5, 2014

(iv) the composite version of the 1935 Indenture, in the form filed with the Commission as Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1985 (the “Composite Indenture”), which represents it is the 1935 Indenture as amended and supplemented by the First Supplemental Indenture, dated as of March 1, 1937, the Second Supplemental Indenture, dated as of January 1, 1940, the Third Supplemental Indenture, dated as of October 1, 1945, the Fourth Supplemental Indenture, dated as of January 1, 1948, the Fifth Supplemental Indenture, dated as of December 1, 1948, the Sixth Supplemental Indenture, dated as of February 1, 1952, the Seventh Supplemental Indenture, dated as of September 1, 1954, the Eighth Supplemental Indenture, dated as of November 1, 1957, the Ninth Supplemental Indenture, dated as of March 1, 1960, the Tenth Supplemental Indenture, dated as of June 1, 1963, an Eleventh Supplemental Indenture, dated as of May 1, 1967, the Twelfth Supplemental Indenture, dated as of June 15, 1968, the Thirteenth Supplemental Indenture dated as of October 1, 1969, the Fourteenth Supplemental Indenture, dated as of June 1, 1970, the Fifteenth Supplemental Indenture, dated as of August 1, 1971, the Sixteenth Supplemental Indenture, dated as of October 3, 1972, the Seventeenth Supplemental Indenture, dated as of November 1, 1973, the Eighteenth Supplemental Indenture, dated as of October 1, 1974, the Nineteenth Supplemental Indenture, dated as of August 1, 1975, the Twentieth Supplemental Indenture, dated as of November 15, 1976, the Twenty-first Supplemental Indenture, dated as of April 15, 1977, the Twenty-second Supplemental Indenture, dated as of October 15, 1977, the Twenty-third Supplemental Indenture, dated as of April 1, 1978, the Twenty-fourth Supplemental Indenture, dated as of November 1, 1978, the Twenty-fifth Supplemental Indenture, dated as of August 1, 1979, the Twenty-sixth Supplemental Indenture, dated as of December 1, 1979, the Twenty-seventh Supplemental Indenture, dated as of February 1, 1981, the Twenty-eighth Supplemental Indenture, dated as of February 18, 1981 and the Twenty-ninth Supplemental Indenture, dated as of September 1, 1981 (such First through Twenty-ninth Supplemental Indentures, being hereinafter referred to as the “Pre-1982 Supplemental Indentures”);

(v) a copy of each of the Thirtieth Supplemental Indenture, dated as of March 1, 1982, the Thirty-first Supplemental Indenture, dated as of November 1, 1982, the Thirty-second Supplemental Indenture, dated as of November 1, 1982, the Thirty-third Supplemental Indenture, dated as of December 1, 1985, the Thirty-fourth Supplemental Indenture, dated as of April 1, 1986, the Thirty-fifth Supplemental Indenture, dated as of December 1, 1986, the Thirty-sixth Supplemental Indenture, dated as of August 15, 1992, the Thirty-seventh Supplemental Indenture, dated as of November 15, 1992, the Thirty-eighth Supplemental Indenture, dated as of November 15, 1992, the Thirty-ninth Supplemental Indenture, dated as of January 15, 1993, the Fortieth Supplemental Indenture, dated as of February 15, 1993, the Forty-first Supplemental Indenture, dated as of February 1, 1999, the Forty-second Supplemental Indenture, dated as of September 1, 2003, and the Forty-third Supplemental Indenture dated as of August 1, 2005, in each case between the Company and the Trustee (together with the Pre-1982 Supplemental Indentures, the “Prior Amending Supplemental Indentures” and, the Prior Amending Supplemental Indentures, together with the 1935 Indenture, being hereinafter referred to as the “Base Indenture”);

(vi) a copy of each of the Forty-fourth Supplemental Indenture, dated as of September 1, 2006, the Forty-fifth Supplemental Indenture, dated as of November 1, 2007, and the Forty-sixth Supplemental Indenture, dated as of December 1, 2008, in each case between the Company and the Trustee (together with the Prior Amending Supplemental Indentures, the “Prior Supplemental Indentures”);

(vii) an executed copy of the Registration Rights Agreement;

(viii) the form of global certificate evidencing the Exchange Notes (the “Exchange Note Certificate”); and

(ix) an executed copy of a certificate of Timothy Rice, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

The Dayton Power and Light Company

June 5, 2014

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, except as to the Company with respect to the Exchange Notes, the validity and binding effect thereof on such parties. We have also assumed that the Company has been duly organized and is validly existing in good standing in the State of Ohio. We have also assumed that the terms of the Exchange Notes have been established so as not to, and that the execution and delivery by the Company of any Transaction Document (as defined below), and the performance by the Company of its obligations thereunder, do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule or regulation to which the Company or any of its properties are subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Opined on Law (as defined below)), (iii) any judicial or regulatory order or decree of any governmental authority (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined on Law). As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others, including the facts set forth in the Secretary’s Certificate, and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

The Exchange Note Certificate, the Indenture and the Registration Rights Agreement are referred to herein collectively as the Transaction Documents.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that, when the Registration Statement, as finally amended, has become effective under the Securities Act, the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes Certificate (in the forms examined by us) has been duly executed and authenticated in accordance with the terms of the Indenture and has been delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms under, and to the extent governed by, the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a) the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to any of the Transaction Documents with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to any of the Transaction Documents;

(c) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates; and

(d) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP